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FOR IMMEDIATE RELEASE
November 7, 2019
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
THIRD QUARTER 2019 RESULTS

•	GAAP earnings per share* were $0.34 for the third quarter 2019 and $2.59 for the nine months ended September 30, 2019

•	GAAP earnings from continuing operations increased $0.01 per share for the third quarter 2019 and $0.29 per share year-to-date compared to the same periods in 2018

•	Eastern Shore and Peninsula Pipeline expansion projects generated $2.3 million and $10.5 million in additional gross margin** during the third quarter and year-to-date

•	December 2018 asset acquisitions of Marlin Gas Transport and Ohl contributed $1.1 million and $5.0 million in gross margin for the third quarter and year-to-date

•	The Company has entered into agreements to sell a majority of its natural gas marketing business

•	In October 2019, the Company reached commercial terms on the anticipated issuance of $70.0 million of 2.98 percent uncollateralized senior notes in December 2019

•	Eastern Shore filed an application to include renewable natural gas, supporting safe, reliable and cleaner energy transportation

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced third quarter financial results. The Company's net income for the quarter ended September 30, 2019 was $5.6 million, compared to $5.5 million for the same quarter of 2018. Consolidated earnings per share ("EPS") for both quarters ended September 30, 2019 and 2018 was $0.34 per share. Net income for the nine months ended September 30, 2019 was $42.6 million, or $2.59 per share, compared to $38.8 million, or $2.36 per share, for the same period in 2018.
On October 9, 2019, the Company announced its exit from the natural gas marketing business through the sale of the majority of the assets of Peninsula Energy Services Company, Inc. (PESCO), the Company’s natural gas marketing subsidiary. As a result of this decision and announcement, PESCO’s results for all periods presented have been separately reported as discontinued operations and its assets and liabilities have been reclassified as held for sale. Additional details on the transactions to sell PESCO’s assets and contracts are included on page 8 of this press release.
The Company's income from continuing operations for the quarter ended September 30, 2019 was $6.2 million, compared to $6.1 million for the same quarter of 2018. EPS from continuing operations for the quarter ended September 30, 2019 increased $0.01 to $0.38 per share compared to the same quarter of 2018. Higher earnings for the third quarter primarily reflect increased gross margin from recently completed and ongoing pipeline expansion projects, organic growth in the natural gas distribution operations and higher retail propane margins per gallon. These increases were largely offset by an increase in operating expenses and higher interest expense associated with financing the Company's expansion projects.
For the nine months ended September 30, 2019, the Company reported income from continuing operations of $44.0 million, or $2.67 per share. This represents an increase of $4.9 million or $0.29 per share compared to the same period in 2018. Year-to-date earnings were impacted by the factors noted above, along with strong contributions from incremental margin from the acquisition of certain assets of the Marlin Gas Transport, Inc. (“Marlin Gas Transport”) and R. F. Ohl Fuel Oil, Inc. ("Ohl") asset acquisitions, a Florida Public

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Service Commission ("PSC") regulatory order that enabled the Company to retain tax savings associated with lower federal tax rates resulting from the United States Tax Cuts and Jobs Act ("TCJA") in several natural gas distribution operations and continued growth in gross margin from Aspire Energy of Ohio ("Aspire Energy"). These increases were partially offset by higher interest expense. A detailed discussion of operating results begins on page 4.
“For the first nine months of 2019, we have delivered strong financial performance largely driven by new pipeline expansions, organic growth, key regulatory initiatives and contributions from the Marlin Gas Transport and Ohl acquisitions," stated Jeffrey Householder, President and Chief Executive Officer of Chesapeake Utilities Corporation. "As previously disclosed, as part of our ongoing strategic planning process, we decided to exit the natural gas marketing business and announced the sale of the PESCO assets. These actions will improve our earnings outlook, reduce the volatility of future earnings and recover our investment in the business. While the exit of any business is never easy, the same conviction, drive and determination to do what is right for the Company and our constituents guided our decision and remains at the forefront of each and every employee. I am proud of our employees who are driving the growth of the Company in so many different ways.”

Significant Items Impacting Earnings from Continuing Operations
There were no significant items impacting earnings from continuing operations during the third quarter of 2019 compared to the same period in 2018, however, results for the nine months ended September 30, 2019 and 2018 were impacted by the following significant items:

For the Nine Months Ended September 30,	2019		2018
(in thousands, except per share data)	Net Income	EPS	Net Income	EPS
Reported (GAAP) Earnings from Continuing Operations	$43,977	$2.67	$39,118	$2.38
2018 portion of the retained tax savings for certain Florida natural gas distribution operations associated with the TCJA income tax rate reduction	(990)	(0.06)	—	—
Nonrecurring separation expenses associated with a former executive	—	—	1,421	0.09
Adjusted (Non-GAAP) Earnings from Continuing Operations	$42,987	$2.61	$40,539	$2.47
For the nine months ended September 30, 2019, adjusted earnings from continuing operations were $43.0 million, or $2.61 per share, an increase of 5.7 percent compared to $40.5 million, or $2.47 per share, for the nine months ended September 30, 2018.
*Unless otherwise noted, earnings per share information is presented for continuing operations on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin, adjusted earnings and adjusted EPS from continuing operations. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The

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Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance. The Company calculates "adjusted earnings” by adjusting reported (GAAP) earnings from continuing operations to exclude the impact of certain significant non-cash items, including the impact of one-time charges, such as severance charges, and any prior year tax savings retained by our regulated businesses as a result of current year regulatory authorizations. The Company calculates “adjusted EPS” from continuing operations by dividing adjusted earnings from continuing operations by the weighted average common shares outstanding.

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Operating Results for the Quarters Ended September 30, 2019 and 2018

Consolidated Results

	Three Months Ended September 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$67,298	$62,387	$4,911	7.9%
Depreciation, amortization and property taxes	16,010	14,548	1,462	10.0%
Other operating expenses	36,930	34,960	1,970	5.6%
Operating income (1)	$14,358	$12,879	$1,479	11.5%
(1) These results exclude operating results from PESCO that are now reflected as discontinued operations.
Operating income during the third quarter of 2019 increased by $1.5 million, or 11.5 percent, compared to the same period in 2018. The increase in operating income was driven by gross margin growth of $4.9 million, or 7.9 percent, primarily in the Company's natural gas transmission and distribution operations. These increases were partially offset by higher operating expenses associated with growth.
Regulated Energy Segment

	Three Months Ended September 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$54,961	$51,269	$3,692	7.2%
Depreciation, amortization and property taxes	13,076	12,085	991	8.2%
Other operating expenses	24,345	23,269	1,076	4.6%
Operating income	$17,540	$15,915	$1,625	10.2%
Operating income for the Regulated Energy segment for the three months ended September 30, 2019 was $17.5 million, a 10.2 percent increase over the same period in 2018. The growth in operating income resulted primarily from increased gross margin of $3.7 million partially offset by $1.0 million in higher depreciation, amortization and property taxes, and $1.1 million in higher other operating expenses associated with growth.
The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline Company ("Peninsula Pipeline") service expansions (including related Florida natural gas distribution operation expansions)	$2,312
Natural gas distribution growth (excluding service expansions)	791
Sandpiper Energy, Inc.'s ("Sandpiper") margin primarily from natural gas conversions	224
Increased margin primarily from the storm recovery surcharge for Florida electric distribution operations	169
TCJA impact from the 2019 retained tax savings for certain Florida natural gas operations	109
Florida GRIP (1)	(144)
Other variances	231
Quarter-over-quarter increase in gross margin	$3,692
(1) In the third quarter of 2019, the Company recorded a reduction in depreciation expense totaling $0.8 million retroactive to January 1, 2019, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded

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$0.4 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates during the third quarter of 2019.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Insurance expense - both insured and self-insured components	$718
Payroll, benefits and other employee-related expenses	345
Other variances	13
Quarter-over-quarter increase in other operating expenses	$1,076
Unregulated Energy Segment

	Three Months Ended September 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$12,418	$11,202	$1,216	10.9%
Depreciation, amortization and property taxes	2,901	2,425	476	19.6%
Other operating expenses	12,685	11,867	818	6.9%
Operating loss (1)	$(3,168)	$(3,090)	$(78)	2.5%
(1) These results exclude operating results from PESCO that are now reflected as discontinued operations.
Operating loss for the Unregulated Energy segment remained largely unchanged for the three months ended September 30, 2019 compared to 2018, as higher gross margin was offset by higher expenses to support growth. Due to the seasonality of the Company's business, results for interim periods are not necessarily indicative of results for the entire fiscal year. Revenue and earnings are typically greater during the first and fourth quarters, when consumption of energy is highest due to colder temperatures. The third quarter has historically contributed the smallest amount of a full year's results.

The major components of the increase in gross margin are shown below:

(in thousands)
Marlin Gas Services (assets acquired in December 2018)	$993
Propane Operations
Increased retail propane margins per gallon driven by favorable market conditions and supply management	470
Ohl acquisition (assets acquired in December 2018)	95
Aspire Energy
Higher gas supply costs	(233)
Other variances	(109)
Quarter-over-quarter increase in gross margin	$1,216

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The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses for Marlin Gas Services and Ohl (Assets acquired in December 2018) including costs to expand the future growth prospects for the businesses	$746
Insurance expense - both insured and self-insured components	179
Other variances	(107)
Quarter-over-quarter increase in other operating expenses	$818

Operating Results for the Nine Months Ended September 30, 2019 and 2018

Consolidated Results

	Nine Months Ended September 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$236,203	$217,165	$19,038	8.8%
Depreciation, amortization and property taxes	47,337	41,694	5,643	13.5%
Other operating expenses	112,222	109,503	2,719	2.5%
Operating income (1)	$76,644	$65,968	$10,676	16.2%
(1) These results exclude operating results from PESCO that are now reflected as discontinued operations.
Operating income for the nine months ended September 30, 2019 increased by $10.7 million, or 16.2 percent, compared to the same period in 2018. The increase in operating income reflects continued growth across the Company, generated by organic growth within existing businesses, recent expansion investments, regulatory initiatives and rate/pricing mechanisms, the successful integration of the Ohl acquisition, higher retail propane margins per gallon and the strong performance of Marlin Gas Services. The impact of warmer weather on 2019 results was offset by the positive impact of the absence of a one-time non-recurring severance charge recorded in 2018.
Regulated Energy Segment

	Nine Months Ended September 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$177,149	$162,926	$14,223	8.7%
Depreciation, amortization and property taxes	38,694	34,402	4,292	12.5%
Other operating expenses	73,145	71,594	1,551	2.2%
Operating income	$65,310	$56,930	$8,380	14.7%
Operating income for the Regulated Energy segment for the nine months ended September 30, 2019 was $65.3 million, an increase of $8.4 million or 14.7 percent, compared to the same period in 2018. The increase in operating income resulted from $14.2 million in additional gross margin, offset by $4.3 million in higher depreciation, amortization and property taxes and a $1.5 million increase in other operating expenses. On February 25, 2019, the Florida PSC issued a final order regarding the treatment of the TCJA, allowing us to retain the savings associated with lower federal tax rates for certain of our natural gas distribution operations. As a result, $1.3 million in reserves for customer refunds, recorded in 2018, were reversed in the first quarter

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of 2019. Excluding the impact of the reversal, gross margin and operating income for the nine months ended September 30, 2019 increased by $12.9 million and $7.1 million, or 7.9 percent and 12.4 percent, respectively.

The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)	$10,452
Natural gas distribution - customer growth (excluding service expansions)	3,446
2018 retained tax savings for certain Florida natural gas distribution operations	1,321
TCJA impact from the 2019 retained tax savings for certain Florida natural gas operations	1,117
Sandpiper's margin primarily from natural gas conversions	837
Florida GRIP (1)	391
Decreased customer consumption - primarily due to warmer weather	(3,248)
Other variances	(93)
Period-over-period increase in gross margin	$14,223
(1) In the third quarter of 2019, the Company recorded a reduction in depreciation expense totaling $0.8 million retroactive to January 1, 2019, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.4 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates during the third quarter of 2019.

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses	$2,299
Insurance expense - both insured and self-insured components	975
Vehicle expenses due to additional fleet to support growth	168
Facilities and maintenance costs due to the consolidation of facilities	(1,194)
Outside services and regulatory costs due to lower consulting fees and timing of expense	(1,062)
Other variances	365
Period-over-period increase in other operating expenses	$1,551

Unregulated Energy Segment

	Nine Months Ended September 30,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$59,340	$54,636	$4,704	8.6%
Depreciation, amortization and property taxes	8,543	7,182	1,361	19.0%
Other operating expenses	39,481	36,935	2,546	6.9%
Operating income (1)	$11,316	$10,519	$797	7.6%
(1) These results exclude operating results from PESCO that are now reflected as discontinued operations.

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Operating income for the Unregulated Energy segment increased by $0.8 million for the nine months ended September 30, 2019, compared to the same period in 2018. The increase in operating income was driven by $4.7 million in additional gross margin, partially offset by $1.4 million in higher depreciation, amortization and property taxes and $2.5 million in higher other operating expenses.

The major components of the $4.7 million increase in gross margin are shown below:

(in thousands)
Marlin Gas Services (acquired assets of Marlin Gas Transport in December 2018)	$4,353
Propane Operations
Increased retail propane margins per gallon driven by favorable market conditions and supply management	1,689
Ohl acquisition (assets acquired in December 2018)	683
Decrease in customer consumption due primarily to the absence of the 2018 Bomb Cyclone	(1,559)
Decrease in wholesale propane margins due primarily to the absence of the 2018 Bomb Cyclone	(785)
Aspire Energy
Rate increases	858
Customer consumption growth	296
Higher gas supply costs	(429)
Other variances	(402)
Period-over-period increase in gross margin	$4,704
The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses for Marlin Gas Services and Ohl (Asset acquisitions in December 2018) including costs to expand the future growth prospects for the businesses	$2,435
Insurance expense - both insured and self-insured components	244
Facilities and maintenance costs primarily due to lower level of tank refurbishments for propane operations	(380)
Other variances	247
Period-over-period increase in other operating expenses	$2,546

Discontinued Operations - Natural Gas Marketing Business
On October 9, 2019, the Company announced that it was exiting the natural gas marketing business with the sale of a majority of the assets of PESCO, the Company’s natural gas marketing subsidiary. To date, the Company has executed the following three separate transactions to sell PESCO’s assets and contracts:

•
PESCO’s Florida retail operations were sold to Gas South LLC. The initial closing for the transaction was completed in November 2019 with subsequent closings expected in December 2019 and January 2020.

•	PESCO’s other non-Florida retail operations and contracts were sold to United Energy Trading, LLC in October 2019.

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•
PESCO’s Mid-Atlantic wholesale contracts and Chesapeake Utilities’ Delaware division, Maryland division and Sandpiper Energy Asset Management agreements were sold to NJR Energy Services Company in October 2019.

In addition to these transactions, the Company is actively marketing PESCO’s producer services portfolio and is targeting a sale by the end of 2019. The Company expects to recognize a pre-tax gain ranging from $5.0 million to $7.0 million in connection with the closing of the three transactions during the fourth quarter of 2019. The expected gain on the sale of the assets will be included as a component of discontinued operations in the fourth quarter of 2019.

As a result of the sales agreements, the Company began to report PESCO as discontinued operations during the third quarter and has excluded PESCO’s performance from continuing operations and segment results for all periods presented. The assets and liabilities of PESCO presented have also been classified as assets and liabilities held for sale for all periods shown.

Forward-Looking Statements
Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2018 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call

Chesapeake Utilities will host a conference call on Friday, November 8, 2019 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the three and nine months ended September 30, 2019.  To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities’ 2019 Third Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution and transmission; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its Investor Relations (IR) App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Gross Margin
Regulated Energy segment	$54,961	$51,269	$177,149	$162,926
Unregulated Energy segment	12,418	11,202	59,340	54,636
Other businesses and eliminations	(81)	(84)	(286)	(397)
Total Gross Margin	$67,298	$62,387	$236,203	$217,165

Operating Income
Regulated Energy segment	$17,540	$15,915	$65,310	$56,930
Unregulated Energy segment	(3,168)	(3,090)	11,316	10,519
Other businesses and eliminations	(14)	54	18	(1,481)
Total Operating Income	14,358	12,879	76,644	65,968
Other expense, net	(350)	(4)	(729)	(168)
Interest Charges	5,403	4,357	16,583	11,764
Income from Continuing Operations Before Income Taxes	8,605	8,518	59,332	54,036
Income Taxes on Continuing Operations	2,360	2,428	15,355	14,918
Income from Continuing Operations	6,245	6,090	43,977	39,118
Loss from Discontinued Operations	(624)	(552)	(1,388)	(339)
Net Income	$5,621	$5,538	$42,589	$38,779

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.38	$0.37	$2.68	$2.39
Earnings from Discontinued Operations	(0.04)	(0.03)	(0.08)	(0.02)
Basic Earnings Per Share of Common Stock	$0.34	$0.34	$2.60	$2.37

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.38	$0.37	$2.67	$2.38
Earnings from Discontinued Operations	(0.04)	(0.03)	(0.08)	(0.02)
Diluted Earnings Per Share of Common Stock	$0.34	$0.34	$2.59	$2.36

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Financial Summary Highlights

Key variances in continuing operations, between the three months ended September 30, 2018 and 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2018 Reported Results from Continuing Operations	$8,518	$6,090	$0.37

Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions (including related Florida natural gas distribution operation expansions)*	2,312	1,678	0.10
Margin contribution from Marlin Gas Services and Ohl*	1,088	790	0.05
Natural gas distribution growth (excluding service expansions)	791	574	0.04
Increased retail propane margins per gallon	470	341	0.02
Sandpiper's margin from natural gas conversions	224	162	0.01
Increased margin primarily from the storm recovery surcharge for Florida electric distribution operations	169	122	0.01
TCJA impact from the 2019 retained tax savings for certain Florida natural gas operations*	109	79	0.01
Aspire Energy higher gas supply costs	(233)	(169)	(0.01)
Florida GRIP* (1)	(144)	(104)	(0.01)
	4,786	3,473	0.22

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to growth investments	(1,152)	(836)	(0.05)
Operating expenses for Marlin Gas Services and Ohl including costs to expand the future growth prospects for the businesses	(1,055)	(766)	(0.05)
Insurance - both insured and self-insured components	(790)	(573)	(0.03)
Payroll, benefits and other employee-related expenses	(392)	(285)	(0.02)
	(3,389)	(2,460)	(0.15)

Change in effective tax rate	—	23	—
Interest charges	(1,046)	(759)	(0.05)
Net other changes	(264)	(122)	(0.01)
	(1,310)	(858)	(0.06)

Third Quarter of 2019 Reported Results from Continuing Operations	$8,605	$6,245	$0.38
*See the Major Projects and Initiatives table later in this press release.
(1) In the third quarter of 2019, the Company recorded a reduction in depreciation expense totaling $0.8 million retroactive to January 1, 2019, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.4 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates during the third quarter of 2019.

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Key variances in continuing operations, between the nine months ended September 30, 2018 and 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Nine Months Ended September 30, 2018 Reported Results from Continuing Operations	$54,036	$39,118	$2.38

Adjusting for Unusual Items:
Decreased customer consumption - primarily due to warmer weather	(4,511)	(3,344)	(0.20)
Nonrecurring separation expenses associated with a former executive	1,548	1,421	0.09
2018 retained tax savings for certain Florida natural gas operations*	1,321	990	0.06
	(1,642)	(933)	(0.05)
Increased (Decreased) Gross Margins:
Eastern Shore and Peninsula Pipeline service expansions (including new service in Northwest Florida for related Florida natural gas distribution operations)*	10,452	7,747	0.47
Margin contribution from Marlin Gas Services and Ohl*	5,036	3,733	0.23
Natural gas distribution growth (excluding service expansions)	3,446	2,554	0.16
Increased retail propane margins per gallon	1,689	1,252	0.08
TCJA impact from the 2019 retained tax savings for certain Florida natural gas operations*	1,117	828	0.05
Aspire Energy rate increases	858	636	0.04
Sandpiper's margin from natural gas conversions	837	621	0.04
Florida GRIP* (1)	391	290	0.02
Absence of Bomb Cyclone impact on wholesale propane margins	(785)	(582)	(0.04)
Aspire Energy higher gas supply costs	(429)	(318)	(0.02)
	22,612	16,761	1.03
(Increased) Decreased Other Operating Expenses (Excluding Cost of Sales):
Depreciation, amortization and property tax costs due to new capital investments	(4,711)	(3,492)	(0.21)
Operating expenses for Marlin Gas Services and Ohl including costs to expand the future growth prospects for the businesses	(3,367)	(2,496)	(0.15)
Payroll, benefits and other employee-related expenses	(2,471)	(1,832)	(0.11)
Insurance - both insured and self-insured components	(1,223)	(907)	(0.06)
Vehicle expenses due to additional fleet to support growth	(331)	(246)	(0.01)
Facilities and maintenance costs due to consolidation of facilities and lower levels of tank refurbishments	1,425	1,056	0.06
Outside services and regulatory costs due to lower consulting costs, absence of Eastern Shore rate case and the timing of expenses	865	641	0.04
	(9,813)	(7,276)	(0.44)

Change in effective tax rate	—	556	0.03
Interest Charges	(4,819)	(3,572)	(0.22)
Net other changes	(1,042)	(677)	(0.06)
	(5,861)	(3,693)	(0.25)

Nine Months Ended September 30, 2019 Reported Results from Continuing Operations	$59,332	$43,977	$2.67
*See the Major Projects and Initiatives table later in this press release.
(1) In the third quarter of 2019, the Company recorded a reduction in depreciation expense totaling $0.8 million retroactive to January 1, 2019, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.4 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates during the third quarter of 2019.

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Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following represent the major projects/initiatives recently completed and currently underway. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Nine Months Ended		Year Ended	Estimate for
Project/Initiative	September 30,		September 30,		December 31,	Fiscal
in thousands	2019	2018	2019	2018	2018	2019	2020
Expansions:
2017 Eastern Shore System Expansion - including interim services	$3,671	$2,409	$12,116	$5,527	$9,103	$16,209	$15,799
Northwest Florida Expansion (including related natural gas distribution services)	1,592	1,589	4,881	2,741	4,350	6,500	6,500
Western Palm Beach County, Florida Expansion	745	—	1,068	—	54	2,254	5,047
Del-Mar Energy Pathway - including interim services	189	—	542	—	—	725	3,039
Auburndale	113	—	113	—	—	283	679
Callahan Intrastate Pipeline	—	—	—	—	—	—	3,219
Total Expansions	6,310	3,998	18,720	8,268	13,507	25,971	34,283
Acquisitions:
Marlin Gas Services	993	—	4,353	—	110	5,500	6,400
Ohl Propane Acquisition	95	—	683	—	—	1,200	1,236
Total Acquisitions	1,088	—	5,036	—	110	6,700	7,636
Regulatory Initiatives
Florida GRIP (1) (2)	3,145	3,289	10,050	9,659	13,323	13,587	14,854
Tax benefit retained by certain Florida entities(3)	109	—	2,438	—	—	2,980	1,879
Total Regulatory Initiatives	3,254	3,289	12,488	9,659	13,323	16,567	16,733

Total	$10,652	$7,287	$36,244	$17,927	$26,940	$49,238	$58,652
(1) All periods shown have been adjusted to reflect the lower customer rates as a result of the TCJA. Lower customer rates are offset by the corresponding decrease in federal income tax expense and have no negative impact on net income.
(2) In the third quarter of 2019, the Company recorded a reduction in depreciation expense totaling $0.8 million retroactive to January 1, 2019, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.4 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates during the third quarter of 2019.
(3) The amount disclosed for the nine months ended September 30, 2019 includes tax savings of $1.3 million for the year ended December 31, 2018. The tax savings were recorded in the first quarter of 2019 due to an order by the Florida PSC allowing reversal of a TCJA refund reserve, recorded in 2018, which increased gross margin for the nine months ended by that amount.

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14-14-14-14

Detailed Discussion of Major Projects and Initiatives
Expansions

2017 Eastern Shore System Expansion
Eastern Shore has completed the construction of a system expansion project that increased its capacity by 26 percent. The project generated $1.3 million and $6.6 million in incremental gross margin during the three and nine months ended September 30, 2019, respectively, compared to the same periods in 2018. The project is expected to produce gross margin of approximately $16.2 million in 2019; $15.8 million annually from 2020 through 2022 and $13.2 million annually thereafter based on current customer capacity commitments.

Northwest Florida Expansion
In May 2018, Peninsula Pipeline completed construction of transmission lines, and our Florida natural gas division completed construction of lateral distribution lines, to serve customers in Northwest Florida. The project generated incremental gross margin of $2.1 million for the nine months ended September 30, 2019, compared to the same periods in 2018. The estimated annual gross margin from this project is $6.5 million for 2019 and beyond, with the opportunity for additional margin as the remaining capacity is sold.

Western Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.7 million and $1.1 million in additional gross margin for the three and nine months ended September 30, 2019, respectively. The Company expects to complete the remainder of the project in phases through early 2020, and estimates that it will generate gross margin of $2.3 million in 2019, $5.0 million in 2020 and $5.2 million annually thereafter.

Del-Mar Energy Pathway
In September 2018, Eastern Shore filed for FERC authorization to construct the Del-Mar Energy Pathway project to provide an additional 14,300 dekatherms per day of capacity to four customers. The project will provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and it will represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Interim services in advance of this project generated $0.2 million and $0.5 million for the three and nine months ended September 30, 2019, respectively. The estimated annual gross margin from this project is approximately $0.7 million in 2019, $3.0 million in 2020, $4.1 million in 2021 and $5.1 million annually thereafter. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021, contingent upon FERC issuing authorization for the project in the fourth quarter of 2019.
Auburndale
In August 2019, the Florida PSC approved Peninsula Pipeline's Transportation Service Agreement with the Florida Division of Chesapeake Utilities. Peninsula Pipeline will purchase existing pipeline owned by the Florida Division of Chesapeake Utilities and Calpine and construct pipeline facilities in Polk County, Florida, increasing both delivery capacity and introducing a secondary source of natural gas for the Company’s distribution system. Peninsula Pipeline generated gross margin of $0.1 million in the three and nine months ended September 30, 2019 from this project. This project is expected to generate $0.3 million in 2019 and $0.7 million annually thereafter.

Callahan Intrastate Pipeline
In May 2018, Peninsula Pipeline announced a plan to construct a jointly owned intrastate transmission pipeline in Nassau County, Florida with Seacoast Gas Transmission.  The 26-mile pipeline, having an initial capacity of 148,000 dekatherms per day, will serve growing demand in both Nassau and Duval counties, Florida.  The project is expected to be placed in-service during the third quarter of 2020 and is expected to generate gross margin of $3.2 million in 2020 and $6.4 million annually thereafter.

Guernsey Power Station
In December 2017, Guernsey Power Station, LLC, ("Guernsey Power Station") and a Chesapeake Utilities affiliate, Aspire Energy Express, LLC, ("Aspire Energy Express") entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide natural gas transportation service to this facility.  Aspire Energy Express will construct gas transmission facilities connecting to a third party natural gas supplier to provide the firm transportation service to the power generation facility.  The Aspire Energy Express facilities are expected to be placed in service during the first quarter of 2021. This project is expected to produce gross margin of approximately $1.4 million annually once placed into service in 2021.

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15-15-15-15

Acquisitions

Marlin Gas Services
In December 2018, the Company acquired certain operating assets of Marlin Gas Transport, a supplier of mobile compressed natural gas distribution and pipeline solutions, and created Marlin Gas Services, a new subsidiary which offers compressed natural gas solutions to supply interruption scenarios and provides other unique applications where pipeline supplies are unavailable or inadequate to meet customer requirements. Marlin Gas Services generated $1.0 million and $4.4 million of gross margin for the three and nine months ended September 30, 2019, respectively. The Company estimates that Marlin Gas Services will generate gross margin of approximately $5.5 million in 2019 and $6.4 million in 2020, and we expect gross margin to continue to grow beyond 2020 as Marlin Gas Services continues to actively expand the territories it serves as well as leverages its patented technology to potentially serve liquefied natural gas transportation needs.
Ohl Propane Acquisition
In December 2018, Sharp Energy, Inc.'s ("Sharp") acquired certain propane customers and operating assets of Ohl. Located between two of Sharp's existing districts, Ohl provided propane distribution service to approximately 2,500 residential and commercial customers in Pennsylvania. The customers and assets acquired from Ohl have been assimilated into Sharp. The operations acquired from Ohl generated $0.1 million and $0.7 million of incremental gross margin for the three and nine months ended September 30, 2019, respectively. The Company estimates that this acquisition will generate additional gross margin of approximately $1.2 million for Sharp in 2019, with the potential for additional growth in future years.
Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $139.8 million of capital expenditures to replace 299 miles of qualifying distribution mains, including $12.5 million of new pipes during the first nine months of 2019. GRIP generated additional gross margin of $0.4 million for the nine months ended September 30, 2019, compared to the same period in 2018.

In the third quarter of 2019, the Company recorded a reduction in depreciation expense totaling $0.8 million retroactive to January 1, 2019, as a result of a Florida PSC approved depreciation study that lowered annual depreciation rates. The Company also recorded $0.4 million in lower GRIP margin due to a concurrent reduction in surcharge collected from customers as a result of the reduced depreciation rates during the third quarter of 2019.

Florida Tax Savings Related to TCJA
In February 2019, the Florida PSC issued orders authorizing certain of the Company's natural gas distribution operations to retain a portion of the tax savings associated with the lower federal tax rates resulting from the TCJA. In accordance with the PSC orders, the Company recognized $1.3 million in margin during the first quarter of 2019, reflecting the reversal of reserves recorded during 2018. The Company expects the annual savings beginning in 2019 to continue in future years, and recognized additional margin of $0.1 million and $1.1 million during the three and nine months ended September 30, 2019, respectively.

Hurricane Michael
In October 2018, Hurricane Michael passed through Florida Public Utilities Company's ("FPU") electric distribution service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service. FPU, after exerting extraordinary hurricane restoration efforts, restored service to those customers who were able to accept it. FPU expended more than $65.0 million to restore service, which has been recorded as new plant and equipment, charged against FPU’s accumulated depreciation or charged against FPU’s storm reserve. In conjunction with the hurricane-related expenditures, the Company executed two 13-month unsecured term loans as temporary financing, each in the amount of $30 million. The interest cost associated with these loans is the one-month LIBOR rate plus 75 points. One of the term loans was executed in December 2018; the other was executed in January 2019.
In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (capital and expenses) through a change in base rates. FPU also requested treatment and recovery of certain storm-related costs as regulatory asset for items currently not allowed to be recovered through the storm reserve as well as the recovery of capital replaced as a result of the storm. Recovery of these costs includes a component of an overall

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16-16-16-16

return on capital additions and regulatory assets. In the fourth quarter of 2019, FPU along with the Office of Public Counsel in Florida, filed a joint motion with the Florida PSC to approve an interim rate increase, subject to refund, pending the final ruling on the recovery of the restoration costs incurred. The petition was approved by the Florida PSC on November 5, 2019 and interim rate increases will be effective January 2, 2020. While there is a short-term negative impact, the storm is not expected to have a significant impact on our financial results going forward, assuming permanent recovery is granted through the regulatory process.
Other major factors influencing gross margin

Weather and Consumption
Weather was not a factor during the third quarter of 2019, compared to the same period in 2018. For the nine months ended September 30, 2019, compared to the same period in 2018, weather conditions accounted for a $4.5 million decrease in gross margin. Lower period-over-period heating degree days ("HDD") in all of the Company's service territories and extreme conditions due to the absence of the impact of the "Bomb Cyclone" in early 2018 reduced consumption in the first nine months of 2019 compared to the same period in 2018 and impacted both Regulated and Unregulated Energy segments. In terms of normal temperatures, the Company’s results for the first nine months of 2019 were negatively impacted by $2.6 million due to warmer temperatures.

The following table summarizes HDD and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the three and nine months ended September 30, 2019 and 2018.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2019	2018	Variance	2019	2018	Variance
Delmarva
Actual HDD	7	10	(3)	2,576	2,729	(153)
10-Year Average HDD ("Normal")	55	61	(6)	2,803	2,846	(43)
Variance from Normal	(48)	(51)		(227)	(117)
Florida
Actual HDD	—	—	—	379	507	(128)
10-Year Average HDD ("Normal")	—	—	—	532	533	(1)
Variance from Normal	—	—		(153)	(26)
Ohio
Actual HDD	2	55	(53)	3,533	3,707	(174)
10-Year Average HDD ("Normal")	90	91	(1)	3,742	3,774	(32)
Variance from Normal	(88)	(36)		(209)	(67)
Florida
Actual CDD	1,620	1,613	7	2,840	2,704	136
10-Year Average CDD ("Normal")	1,553	1,535	18	2,625	2,593	32
Variance from Normal	67	78		215	111

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17-17-17-17

Natural Gas Distribution Margin Growth
New customer growth in the Company's natural gas distribution operations generated $0.8 million and $3.4 million of additional margin for the three and nine months ended September 30, 2019, respectively. The details for the three and nine months ended September 30, 2019 are provided in the following table:

	Three Months Ended	Nine Months Ended
(in thousands)	September 30, 2019	September 30, 2019
Customer Growth:
Residential	$358	$1,450
Commercial and industrial	433	1,996
Total Customer Growth	$791	$3,446

The additional margin from new customers reflects an increase of approximately 3.8 percent in the average number of residential customers served on the Delmarva Peninsula for both the three and nine months ended September 30, 2019, and approximately 4.3 percent and 3.8 percent growth in new residential customers served in Florida. Additional gross margin was also generated by growth in commercial and industrial customers in Florida.

Capital Investment Growth and Associated Financing Plans

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18-18-18-18

The Company's capital expenditures were $124.2 million for the nine months ended September 30, 2019. The following table shows a range of the expected 2019 capital expenditures by segment and by business line:

	2019
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$63,000	$65,000
Natural gas transmission	62,000	64,000
Electric distribution	4,000	6,000
Total Regulated Energy	129,000	135,000
Unregulated Energy:
Propane distribution	12,000	13,000
Energy transmission	11,000	12,000
Other unregulated energy	8,000	14,000
Total Unregulated Energy	31,000	39,000
Other:
Corporate and other businesses	10,000	11,000
Total Other	10,000	11,000
Total 2019 Expected Capital Expenditures	$170,000	$185,000

Beginning in this press release, the Company is providing a range of capital expenditures for 2019 rather than a definitive number to reflect the impact in timing of the approval of several projects. The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 45 percent as of September 30, 2019. Excluding the funds expended for Hurricane Michael restoration activities, the Company's equity to total capitalization ratio, including short-term borrowings, would have been approximately 47 percent.
The Company seeks to align permanent financing with the in-service dates of its capital projects. The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing. In October 2019, the Company reached commercial terms with four financial institutions with respect to the anticipated issuance of $70.0 million of 2.98% uncollateralized senior notes.  The note issuance to these institutions is subject to the negotiation and execution of a note purchase agreement and satisfaction of customary conditions included therein.  The Company expects to issue the notes in December 2019, with the notes having a maturity date of December 2034.  If issued, the Company anticipates using the proceeds to refinance the term notes used as temporary financing for Hurricane Michael restoration activities.

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19-19-19-19

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Operating Revenues
Regulated Energy	$74,580	$72,770	$251,601	$252,667
Unregulated Energy and other	18,046	20,630	96,029	103,435
Total Operating Revenues	92,626	93,400	347,630	356,102
Operating Expenses
Regulated Energy cost of sales	19,619	21,501	74,452	89,741
Unregulated Energy and other cost of sales	5,709	9,512	36,975	49,196
Operations	32,623	31,449	99,596	97,723
Maintenance	3,920	3,208	11,199	10,419
Gain from a settlement	—	—	(130)	(130)
Depreciation and amortization	11,219	10,487	33,612	29,739
Other taxes	5,178	4,364	15,282	13,446
Total operating expenses	78,268	80,521	270,986	290,134
Operating Income	14,358	12,879	76,644	65,968
Other expense, net	(350)	(4)	(729)	(168)
Interest charges	5,403	4,357	16,583	11,764
Income from Continuing Operations Before Income Taxes	8,605	8,518	59,332	54,036
Income Taxes on Continuing Operations	2,360	2,428	15,355	14,918
Income from Continuing Operations	6,245	6,090	43,977	39,118
Loss from Discontinued Operations, Net of Tax	(624)	(552)	(1,388)	(339)
Net Income	$5,621	$5,538	$42,589	$38,779
Weighted Average Common Shares Outstanding:
Basic	16,403,776	16,378,545	16,396,646	16,366,608
Diluted	16,453,867	16,428,439	16,444,231	16,416,255
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.38	$0.37	$2.68	$2.39
Earnings from Discontinued Operations	(0.04)	(0.03)	(0.08)	(0.02)
Basic Earnings Per Share of Common Stock	$0.34	$0.34	$2.60	$2.37

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.38	$0.37	$2.67	$2.38
Earnings from Discontinued Operations	(0.04)	(0.03)	(0.08)	(0.02)
Diluted Earnings Per Share of Common Stock	$0.34	$0.34	$2.59	$2.36

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20-20-20-20

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2019	December 31, 2018
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,407,371	$1,297,416
Unregulated Energy	250,826	236,440
Other businesses and eliminations	30,596	34,585
Total property, plant and equipment	1,688,793	1,568,441
Less: Accumulated depreciation and amortization	(330,479)	(294,089)
Plus: Construction work in progress	102,640	108,584
Net property, plant and equipment	1,460,954	1,382,936
Current Assets
Cash and cash equivalents	4,320	6,089
Trade and other receivables (less allowance for uncollectible accounts of $1,350 and $1,058, respectively)	34,504	53,837
Accrued revenue	11,538	22,640
Propane inventory, at average cost	4,370	9,791
Other inventory, at average cost	6,037	7,127
Regulatory assets	6,633	4,796
Storage gas prepayments	2,158	3,433
Income taxes receivable	11,100	15,300
Prepaid expenses	10,571	10,079
Derivative assets, at fair value	—	82
Other current assets	2,489	5,682
Current assets held for sale	21,155	52,681
Total current assets	114,875	191,537
Deferred Charges and Other Assets
Goodwill	21,516	21,568
Other intangible assets, net	3,272	3,850
Investments, at fair value	8,536	6,711
Operating lease right-of-use assets (1)	12,004	—
Regulatory assets	77,030	72,422
Other assets	8,874	6,985
Noncurrent assets held for sale	7,179	7,662
Total deferred charges and other assets	138,411	119,198
Total Assets	$1,714,240	$1,693,671
(1) During the first quarter of 2019, the Company adopted a new lease accounting standard, resulting in additional assets and liabilities (both current and non-current portions) which total $12.0 million at September 30, 2019.

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21-21-21-21

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2019	December 31, 2018
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	7,984	7,971
Additional paid-in capital	257,436	255,651
Retained earnings	284,694	261,530
Accumulated other comprehensive loss	(5,403)	(6,713)
Deferred compensation obligation	4,505	3,854
Treasury stock	(4,505)	(3,854)
Total stockholders' equity	544,711	518,439
Long-term debt, net of current maturities	375,810	316,020
Total capitalization	920,521	834,459
Current Liabilities
Current portion of long-term debt	75,600	11,935
Short-term borrowing	224,744	294,458
Accounts payable	53,150	98,681
Customer deposits and refunds	29,629	32,620
Accrued interest	4,891	2,317
Dividends payable	6,644	6,060
Accrued compensation	10,362	13,923
Regulatory liabilities	5,691	7,883
Derivative liabilities, at fair value	2,216	1,604
Other accrued liabilities (1)	15,210	10,081
Current liabilities held for sale	18,110	48,672
Total current liabilities	446,247	528,234
Deferred Credits and Other Liabilities
Deferred income taxes	165,492	156,820
Regulatory liabilities	133,966	135,039
Environmental liabilities	6,713	7,638
Other pension and benefit costs	27,890	28,513
Operating lease - liabilities (1)	10,392	—
Deferred investment tax credits and other liabilities	3,019	2,968
Total deferred credits and other liabilities	347,472	330,978
Total Capitalization and Liabilities	$1,714,240	$1,693,671
(1) During the first quarter of 2019, the Company adopted a new lease accounting standard, resulting in additional assets and liabilities (both current and non-current portions) which total $12.0 million at September 30, 2019.

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22-22-22-22

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2019				For the Three Months Ended September 30, 2018
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$7,314	$1,349	$5,671	$14,460	$5,497	$1,290	$5,601	$13,991
Commercial	3,812	1,471	5,588	11,216	4,961	1,424	5,354	11,245
Industrial	1,678	3,063	5,707	591	1,722	3,068	4,723	361
Other (1)	456	827	942	(2,093)	854	500	1,712	(1,767)
Total Operating Revenues	$13,260	$6,710	$17,908	$24,174	$13,034	$6,282	$17,390	$23,830

Volume (in Dts for natural gas and KWHs for electric)
Residential	183,998	52,805	214,521	97,537	180,396	53,051	214,213	96,218
Commercial	483,382	1,045,666	344,727	92,571	427,173	1,158,545	337,091	92,416
Industrial	1,233,019	7,019,573	1,114,359	7,460	1,213,527	6,511,997	1,130,299	3,180
Other	59,635	—	583,267	—	26,648	—	434,976	1,913
Total	1,960,034	8,118,044	2,256,874	197,568	1,847,744	7,723,593	2,116,579	193,727

Average Customers
Residential	73,454	17,342	57,999	24,624	70,795	16,484	55,763	24,811
Commercial(2)	7,040	1,555	3,934	7,240	6,907	1,509	3,912	7,507
Industrial(2)	168	17	2,440	2	161	17	2,329	2
Other	18	—	12	—	5	—	12	—
Total	80,680	18,914	64,385	31,866	77,868	18,010	62,016	32,320

	For the Nine Months Ended September 30, 2019				For the Nine Months Ended September 30, 2018
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$47,729	$4,645	$23,848	$35,121	$54,819	$4,510	$24,488	$35,338
Commercial	23,307	4,796	19,924	28,838	28,655	4,669	20,489	28,879
Industrial	5,839	9,450	17,767	1,617	6,015	7,794	16,314	1,131
Other (1)	(4,013)	2,734	(1,182)	(6,560)	(4,498)	1,489	(2,406)	(4,415)
Total Operating Revenues	$72,862	$21,625	$60,357	$59,016	$84,991	$18,462	$58,885	$60,933

Volume (in Dts for natural gas and KWHs for electric)
Residential	2,962,532	268,993	1,036,872	235,406	3,180,160	278,976	1,066,559	241,428
Commercial	2,810,391	3,348,307	1,275,328	233,940	2,844,296	3,526,943	1,304,827	233,223
Industrial	3,960,447	21,419,122	3,688,370	18,383	4,030,716	13,278,643	3,680,779	11,810
Other	138,009	—	1,771,243	—	56,941	—	1,419,623	5,716
Total	9,871,379	25,036,422	7,771,813	487,729	10,112,113	17,084,562	7,471,788	492,177

Average Customers
Residential	73,698	17,178	57,444	24,511	71,022	16,366	55,541	24,723
Commercial(2)	7,090	1,543	3,923	7,233	6,975	1,509	3,923	7,494
Industrial(2)	168	17	2,430	2	155	16	2,289	2
Other	14	—	12	—	5	—	11	—
Total	80,970	18,738	63,809	31,746	78,157	17,891	61,764	32,219

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments or changes in taxes, such as the TCJA, which are passed through to customers. This amount also includes the reserve for estimated customer refunds associated with the TCJA.

(2)	Certain volumes and customers have been reclassified when compared to the prior year for consistency with current year presentation.